Exhibit 99.1
                         [ON HOLDING COMPANY LETTERHEAD]

FOR IMMEDIATE RELEASE                             FOR MORE INFORMATION, CONTACT:
                                          Aubrey L. Dunn, Jr., President and CEO
June 1, 2005                                                      (505) 622-6201


                    FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
                    COMPLETES MERGER WITH GFSB BANCORP, INC.

Roswell, New Mexico - First Federal Banc of the Southwest, Inc. (the "Company") announced today that it completed the merger with GFSB Bancorp, Inc., the parent company of Gallup Federal Savings Bank, effective May 31, 2005. GFSB has $200 million in assets, $131 million in deposits, and operates two banking offices in New Mexico. The merger, which was announced in August 2004, received the approval of all required regulatory agencies in April 2005, the Company's shareholders on May 11, 2005, and GFSB shareholders on May 18, 2005.
With the acquisition of GFSB, the Company grows to $550 million in assets and operates 13 banking offices throughout New Mexico and in El Paso, Texas. Additionally, the Company's common stock will begin trading on the Nasdaq SmallCap Market under the symbol "FFSW" on June 1, 2005.

The Company's President and Chief Executive Officer, Aubrey L. Dunn, Jr., stated, "We are very excited about our new opportunities for growth in the Gallup and Farmington areas. First Federal Bank is committed to providing customers with convenient access to meet their financial needs. It is our pleasure to welcome Gallup Federal's excellent staff, customers and shareholders into First Federal. We are thankful for the excellent work and dedication of both Gallup Federal's and First Federal's staff in ensuring a smooth and successful business combination."

Richard Kauzlaric, President and Chief Executive Officer of GFSB, added, "The successful completion of our business combination with First Federal is great news for Gallup Federal customers, employees and shareholders. First Federal is a solid banking company that achieves results for its shareholders while delivering quality products and services to its customers."


                           Forward-Looking Statements
                           --------------------------

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "predict," "believe," "plan," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to ongoing or future litigation or bankruptcy matters; interest rate fluctuations; level of delinquencies; defaults and prepayments;

general economic conditions; competition; government regulation; unanticipated developments in connection with the bankruptcy actions or litigation mentioned above, including judicial variation from existing legal precedent and the decision by one or more parties to appeal decisions rendered; the risks and uncertainties discussed elsewhere from time to time in the Company's periodic reports filed with the Securities and Exchange Commission and other public statements.

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